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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12.
QUANTA SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
UTILICORP UNITED INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

        UtiliCorp United Inc., a Delaware corporation ("UtiliCorp"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission (the "SEC") on March 15, 2002 with respect to the solicitation of proxies for electing nominees to the board of directors of Quanta Services, Inc. ("Quanta") at the 2002 annual meeting of stockholders of Quanta (the "Quanta Annual Meeting").

News Release	UtiliCorp United

      Media Contacts:
      Judith Wilkinson / Eden Abrahams
      Joele Frank, Wilkinson Brimmer, Katcher—(212) 355-4449

      Investor Contact:
      Ellen Fairchild
      UtiliCorp United—(816) 527-1409

UTILICORP RESPONDS TO QUANTA'S LATEST SELF-SERVING ACTIONS

Kansas City, MO, March 14, 2002—UtiliCorp United Inc. (NYSE: UCU) today issued the following statement in response to the announcement made this morning by Quanta Services, Inc. (NYSE: PWR).

Keith Stamm, President and Chief Operating Officer of UtiliCorp's Global Networks Group, said: "As Quanta's largest stockholder, we are deeply concerned about the most recent self-serving actions taken by a committee of Quanta's board and management. Without the participation of a full board including UtiliCorp's representatives on the board, Quanta has authorized an employee compensation trust having no apparent business purpose that effectively sets aside eight million newly-issued shares for voting by Quanta management in exchange for a trust note. This move significantly dilutes the holdings of all stockholders, including UtiliCorp, while enriching Quanta's management. These actions by Quanta's management clearly demonstrate that they are prepared to entrench themselves in a way that could materially impair the value of the company at the expense of all Quanta stockholders. Quanta's public stockholders should share our concerns. We look forward to presenting our program for increasing stockholder value to Quanta's stockholders and urge them to carefully read and consider our forthcoming proxy materials."

Mr. Stamm further noted that these latest actions continue a pattern by Quanta of ignoring basic corporate governance principles of fairness, act as vehicles to entrench existing management and are in violation of existing agreements with UtiliCorp. UtiliCorp is currently reviewing all of its options with respect to the actions taken by Quanta, including possible litigation.

About UtiliCorp

Based in Kansas City, UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, the United Kingdom, New Zealand, and Australia. Its Aquila subsidiary is one of the largest wholesalers of electricity and natural gas in North America. Aquila also provides wholesale energy services in the U.K. and has a presence in Scandinavia and Germany. At December 31, 2001, UtiliCorp had total assets of approximately $12.0 billion and 12-month sales of $40.4 billion. Additional information is available at www.utilicorp.com.

Important Information

UtiliCorp United Inc. plans to file a proxy statement with the Securities and Exchange Commission relating to UtiliCorp's solicitation of proxies from Quanta Service Inc. stockholders with respect to the Quanta's 2002 annual meeting of stockholders. UTILICORP UNITED INC. ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE

IT WILL CONTAIN IMPORTANT INFORMATION. UtiliCorp's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of UtiliCorp's proxy statement, when it becomes available, by writing to UtiliCorp United Inc. at 20 West Ninth Street, Kansas City, Missouri 64105 or by contacting Morrow and Co., Inc. toll free at 1-800-607-0088. DETAILED INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF INDIVIDUALS WHO MAY BE DEEMED PARTICIPANTS IN UTILICORP'S SOLICITATION OF PROXIES OF QUANTA'S STOCKHOLDERS ARE AVAILABLE IN THE SOLICITING MATERIALS ON SCHEDULE 14A FILED BY UTILICORP WITH THE SEC ON MARCH 12, 2002.

IMPORTANT INFORMATION

        UtiliCorp plans to file a proxy statement with the SEC relating to UtiliCorp's solicitation of proxies from the stockholders of Quanta with respect to the election of directors at the Quanta Annual Meeting. UTILICORP ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. UtiliCorp's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of UtiliCorp' proxy statement, when it becomes available, by writing to UtiliCorp United Inc. at 20 West Ninth Street, Kansas City, Missouri 64105 or by contacting Morrow and Co., Inc. toll free at 1-800-607-0088.

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Explanatory Note
UTILICORP RESPONDS TO QUANTA'S LATEST SELF-SERVING ACTIONS
IMPORTANT INFORMATION